UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 15, 2012

Alpha and Omega Semiconductor Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-34717	77-0553536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House 2 Church Street Hamilton HM 11 Bermuda
(Address of principal executive offices)

(408) 830-9742
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2012, Ephraim Kwok resigned as the Chief Financial Officer of Alpha and Omega Semiconductor Limited (the "Company"), effective immediately, for health reasons. Also on February 15, 2012, the Board of Directors of the Company (the "Board") appointed Mary L. Dotz as the Company's new Chief Financial Officer effective March 1, 2012.

From March 2008 until May 2011, Ms. Dotz, 53, served as Chief Financial Officer of Adaptec, Inc., a global provider of storage solutions. From October 2005 to March 2008, Ms. Dotz served as Chief Financial Officer of Beceem Communications Inc., a provider of chipsets for the WIMAX market, which was later acquired by Broadcom Corp. Previously, she served as Senior Vice President and Chief Financial Officer of Pinnacle Systems, Inc., a supplier of digital video products, from January 2005 until the acquisition of Pinnacle by Avid Technology, Inc. in August 2005. From October 2000 to January 2005, Ms. Dotz held various management positions in finance, including Vice President Finance, Corporate Controller and Interim Chief Financial Officer, at NVIDIA Corporation, a fabless semiconductor company. She holds a B.S. degree in Business Administration from San Diego State University and an M.B.A. degree from the University of Southern California.

Pursuant to the terms of Ms. Dotz's offer letter, Ms. Dotz will receive a base salary of $280,000 per year, which will be reviewed periodically and may be increased in the sole discretion of the compensation committee of the Board. Ms. Dotz is eligible to receive an annual bonus based on a calendar year performance plan established by the Board. The target annual bonus is 60% of her base salary.

The Company will recommend to the compensation committee that Ms. Dotz receive an option grant under the Company's 2009 Share Option/Share Issuance Plan to acquire 150,000 common shares with a per share exercise price equal to the closing price of the Company's common stock on the date of grant. Twenty percent of the shares underlying the option will vest on the one year anniversary of the date of hire and the balance of the option shares shall become exercisable in a series of forty-eight (48) successive equal monthly installments thereafter.

The Company anticipates that Ms. Dotz will enter into a retention letter agreement with substantially the same terms and conditions as those set forth in the form of retention agreement entered into with other executive officers of the Company and filed as Exhibit 10.14 to the Company's Registration Statement on Form F-1 filed with the Securities and Exchange Commission on March 31, 2010. The form of retention agreement provides for salary continuation, continued health care coverage and, in the event of a Change in Control (as defined in the form of retention agreement), accelerated vesting of equity awards following the executive's involuntary termination or resignation for good reason.

The description above is qualified in its entirety by the offer letter, a copy of which is anticipated to be filed with the Company's Quarterly Report on Form 10-Q for the period ending on March 31, 2012.

On February 15, 2012, the Company issued a press release announcing Mr. Kwok's resignation as the Company's Chief Financial Officer and Ms. Dotz's appointment as the new Chief Financial Officer. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)

Exhibit No.	Description
99.1	Press Release, dated February 15, 2012

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpha and Omega Semiconductor Limited
Date: February 16, 2012	By:	/s/ MIKE F. CHANG, PH.D. Mike F. Chang, Ph.D. Chief Executive Officer